EXHIBIT 99

PRESS RELEASE DATED MARCH 7, 2014

Company Contact:

William R. Jacobs

Chief Financial Officer

Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

Northfield Bancorp, Inc.

Adopts Second Repurchase Program;

First Program Nearly Complete

woodbridge, New Jersey, March 7, 2014.…Northfield Bancorp, Inc. (NasdaqGS:NFBK), the holding company for Northfield Bank, announced that its initial repurchase program is nearly complete, having repurchased 2,198,002  shares of its common stock of the 2,886,312 shares approved in that initial program.  The Company’s Board of Directors adopted a second stock repurchase program to begin at the conclusion of the initial program.  In the second repurchase program, the Company may repurchase up to 2,751,460 shares of its common stock, or approximately 5% of the shares outstanding at the end of the initial program. The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity and capital requirements, and alternative uses of capital.  Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.  The Company anticipates conducting such repurchases in accordance with a SEC Rule 10b5-1 trading plan.

About Northfield Bank

Northfield Bank, founded in 1887, operates 30 full-service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey.  For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.